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Exhibit 11.1

Computation of Earnings Per Share

	Three Months Ended March 31
	2001	2000
	(in thousands, except per share data)
Basic
Earnings:
Income from continuing operations	$2,499	$1,541
Discontinued operations	$(179)	$141
Net earnings	$2,320	$1,682

Shares:
Average common shares outstanding	8,709	7,402

Basic earnings per common share:
Income from continuing operations	$0.29	$0.21
Discontinued operations	$(0.02)	$0.02
Net earnings	$0.27	$0.23

Assuming Full Dilution
Earnings:
Income from continuing operations	$2,499	$1,541
Discontinued operations	$(179)	$141
Net earnings	$2,320	$1,682

Shares:
Diluted average common shares outstanding	8,883	7,484

Earnings per common share assuming full dilution:
Income from continuing operations	$0.28	$0.20
Discontinued operations	$(0.02)	$0.02
Net earnings	$0.26	$0.22

Supplemental information:
Difference between average common shares outstanding to calculate basic and assuming full dilution is due to options outstanding under the 1996 Stock Options/Stock Issuance Plan and warrants issued in conjunction with the initial public offering

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Computation of Earnings Per Share